Exhibit 4.5.1

EXECUTION COPY

SUPPLEMENTAL INDENTURE

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 30, 2016 by and among FNB Financial Services, L.P., a Delaware limited partnership (the “Company”), F.N.B. Corporation, a Pennsylvania corporation (“F.N.B.” or the “Guarantor”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as Trustee (the “Trustee”).

WHEREAS, the Company, F.N.B. and the Trustee have heretofore executed and delivered an Indenture, dated as of August 16, 2005 (the “Indenture”), providing for the issuance from time to time by the Company of unsecured debentures, notes or other evidences of indebtedness to be guaranteed by F.N.B. and issued in one or more series as provided in the Indenture; and

WHEREAS, in March 2001 F.N.B. was duly incorporated as a corporation under the laws of the State of Florida;

WHEREAS, effective as of August 30, 2016 (the “Redomestication Effective Time”), F.N.B. maintained its current legal existence, rights and franchises while changing its state of incorporation from Florida to Pennsylvania (the “Redomestication”) pursuant Section 371 of the Pennsylvania Entity Transactions Law and Section 607.1112 of the Florida Business Corporation Act and the Plan of Conversion adopted by its board of directors and shareholders, by filing a Certificate of Conversion with the Secretary of State of the State of Florida (the “FL Certificate of Conversion”) and a Statement of Domestication with the Department of State of the Commonwealth of Pennsylvania (the “PA Statement of Domestication”); and

WHEREAS, from and after the Redomestication Effective Time, F.N.B. became organized under and subject to the laws of the Commonwealth of Pennsylvania; and as a result of the Redomestication, among other things, F.N.B. as a Pennsylvania corporation constitutes as the same entity with the same legal existence without interruption as F.N.B. as a Florida corporation, and all of the properties, rights, franchises, liabilities and obligations of F.N.B. as a Florida corporation, including the obligations of the Guarantor under the Indenture, the Securities and the Guaranty, are continuing as the properties, rights, liabilities of F.N.B. as a Pennsylvania corporation;

WHEREAS, the Company and F.N.B.desire and the Trustee has agreed to enter into this Supplemental Indenture to memorialize the Redomestication;

WHEREAS, this Supplemental Indenture is being entered into pursuant to the terms of Section 901(I) of the Indenture and subject to the conditions set forth herein and therein.

NOW, THEREFORE, for and in consideration of the premises stated herein, the Company, F.N.B. and the Trustee covenant and agree, for the equal and proportionate benefit of the Holders of the Securities, as follows:

ARTICLE I

DEFINITIONS

Section 1.1. The “Guarantor”. The present definition of “Guarantor” is hereby deleted and replaced with the following:

“Guarantor” means F.N.B. Corporation, a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania, having its main office at One North Shore Center, 12 Federal Street, Pittsburgh, Pennsylvania 15212, until a successor entity shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Guarantor” shall mean such successor entity.

Section 1.2. Defined Terms. Capitalized terms used but not defined in this Supplemental Indenture or in the preamble or recitals hereto have the meanings assigned to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2

AFFIRMATION OF OBLIGATIONS

Section 2.1. Affirmation of Obligations. F.N.B. hereby agrees and affirms that (i) all of the obligations and covenants of the Guarantor existing from time to time under the Indenture, the Securities and the Guaranty, including but not limited to the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities and the performance of every covenant of the Indenture on the part of the Guarantor to be performed or observed, whether arising before or after the Redomestication Effective Time, constitute the obligations and covenants of F.N.B.; (ii) the guarantee by F.N.B. of the Securities thereunder continues to be in full force and effect and is hereby ratified and confirmed in all respects; and (iii) from and after the Redomestication Effective Time, F.N.B. became organized under and subject to the laws of the Commonwealth of Pennsylvania; and as a result of the Redomestication, among other things, F.N.B. as a Pennsylvania corporation constitutes as the same entity with the same legal existence without interruption as F.N.B. as a Florida corporation, and all of the properties, rights, franchises, liabilities and obligations of F.N.B. as a Florida corporation, including the obligations of the Guarantor under the Indenture, the Securities and the Guaranty, are continuing as the properties, rights, liabilities of F.N.B. as a Pennsylvania corporation.

ARTICLE 3

MISCELLANEOUS

Section 3.1. Trust Indenture Act of 1939. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this Second Supplemental Indenture limits, qualifies, or conflicts with a provision of the Trust Indenture Act that is required under such act to be a part of and govern this Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 3.2. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.3. Governing Law. The laws of the State of Delaware shall govern this Supplemental Indenture.

Section 3.4. Duplicate Originals. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.5. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.6. Ratification. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed. The Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Supplemental Indenture supersede any conflicting provisions included in the Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this Supplemental Indenture.

Section 3.7. Effectiveness. The provisions of this Supplemental Indenture shall become effective as of the date hereof.

Section 3.8. Successors. All agreements of the Company and the Guarantor in this Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 3.9. Trustee’s Disclaimer. The recitals contained herein shall be taken as the statements of the Company and the Guarantor and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, the Securities, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Corporation.

Section 3.10. Counterparts. This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

FNB FINANCIAL SERVICES, LP

By:	Regency Consumer Financial Services Inc.,
its General Partner

By:	/s/ Mark D. Lozzi

Name:	Mark D. Lozzi
Title:	Treasurer and Assistant Secretary

F.N.B. CORPORATION,
As Guarantor

By:	/s/ Vincent J. Delie, Jr.

Name:	Vincent J. Delie, Jr.
Title:	President and Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Teresa Petta

Name:	Teresa Petta
Title:	Vice President

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